EXHIBIT 4.30

APPENDIX A

MASTER INDEX OF DEFINED TERMS

Except as otherwise provided herein, all references to any agreement defined in this Appendix A shall be deemed to include such agreement as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms and, where applicable, the terms of the other Transaction Documents. All references to statutes (including the UCC), rules and regulations shall be deemed to include such statutes, rules and regulations as the same may be from time to time amended, supplemented or otherwise modified, in each case unless otherwise specified herein. All definitions contained or referred to herein shall be equally applicable to both the singular and plural forms of the terms defined. All references to any Person shall include its successors and permitted assigns. All references to “including” are not intended to limit the generality of any description preceding such term and for purposes hereof and of each Transaction Document the rule of ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to those specifically mentioned.  This Appendix A shall be considered to be a part of the Indenture, and may be amended from time to time in accordance with the provisions thereof.

Accountants Report:  This term shall have the meaning set forth in Section 4.1.6 of the Management Agreement.

Account Debtor:  Any “account debtor”, as such term is defined in the UCC.

Accounts:  Any “account,” as such term is defined in the UCC.

Actual Net Operating Income:  This term shall have the meaning set forth in Section 5.1.1 of the Management Agreement.

Adjusted Net Book Value:  With respect to any Managed Containers being sold, an amount equal to (x) the sum of the respective Net Book Values of such Managed Containers at the time of sale, minus (y) any insurance proceeds, amounts paid by lessees or other Collections received by the Issuer in respect of any damage to such Managed Container which was not repaired prior to sale or in respect of any failure of the lessee to make repairs which were not made prior to sale.

Administration Agreement:  The Administration Agreement, dated as of March 27, 2008, among the Issuer, TAL, the Administrative Agent and the Indenture Trustee, as such agreement shall be modified or supplemented from time to time in accordance with its terms.

Administrative Agent:  Fortis Capital Corp., a Connecticut corporation, and its permitted successors and assigns.

Administrative Agent Fee:  This term shall have the meaning given thereto in the Administration Agreement.

Advance Rate:  Eighty-two percent (82%).

Affiliate:  With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

Aggregate Net Book Value:  As of any date of determination, the sum of the Net Book Values (such Net Book Values to be measured as of the last day of the month immediately preceding such date of determination) of all Eligible Containers.

Aggregate Note Principal Balance:  As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Series of Notes then Outstanding.

Ancillary Fees:  All fees paid to and received by the Manager under Lease Agreements for drop-off, pick-up or repositioning charges, handling fees, repair payments and repair insurance fees which are attributable to the Managed Containers.

Applicable Law:  With respect to any Person or Managed Container, all existing laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority and judgments, decrees, injunctions, writs, or orders of any court, arbitrator or other administrative, judicial, or quasi judicial tribunal or agency of competent jurisdiction applicable to such Person or Managed Container.

Asset Base:  As of any date of determination, an amount equal to the sum of (a) the product of (i) the Advance Rate times (ii) the sum of (A) the Aggregate Net Book Value, plus (B) up to the Receivables Threshold of receivables resulting from the sale or other disposition of one or more Eligible Containers that were either owned by the Issuer or subject to a Finance Lease for which the Issuer is the lessor, so long as such receivables were not outstanding for more than 60 days (measured from the issue date of such receivables), plus (b) the amount on deposit in the Restricted Cash Account, such amount to be determined after giving effect to all withdrawals from and deposits to the Restricted Cash Account on such date.

Asset Base Certificate:  A certificate with appropriate insertions setting forth the components of the Asset Base, as of the last day of the month for which such certificate is submitted, which certificate shall be substantially in the form attached as Exhibit E to the Indenture and shall be certified by an Authorized Signatory of the Manager.

Asset Base Deficiency:  As of any Payment Date, the condition that exists if the Aggregate Note Principal Balance (calculated after giving effect to all payments of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts to be paid on such Payment Date) exceeds the Asset Base.  If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.

Authorized Officer:  Any of the chief executive officer, president, chief financial officer, treasurer, general counsel or other senior officer of the Manager.

Authorized Signatory:  Any Person designated in a certificate of a secretary or assistant secretary of a Person (or, in the case of a Person that is a limited liability company, any Person designated in a certificate of a secretary or assistant secretary of the manager of such limited liability company) or by written notice by such Person delivered to the Indenture Trustee and the related Series Enhancer, if any, as authorized to execute documents and instruments on behalf of such Person.

Available Distribution Amount:  This term shall have the meaning set forth in Section 302(c) of the Indenture.

Bankruptcy Code:  The Bankruptcy Reform Act of 1978, as amended.

Benefit Plan:  An “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975(e)(1) of the Code or an entity whose underlying assets include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity.

Benefit Plan Investor:  An “employee benefit plan” as defined in Section 3(3) of ERISA whether or not it is subject to Title I of ERISA, a “plan” within the meaning of Section 4975(e)(1) of the Code or an entity whose underlying assets include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity.

Book-Entry Custodian:  The Person appointed pursuant to the terms of the Indenture to act in accordance with that certain agreement such Person has with the Depositary, in which the Depositary delegates its duties to maintain the Global Notes to such Person and authorizes such Person to perform such duties.

Breakage Costs:  With respect to any Series of Notes, this term shall have the meaning set forth in the relevant Supplement.

Business Day:  Any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, London, England, the city in which the Corporate Trust Office of the Indenture Trustee is located, or the city in which the headquarters of the Administrative Agent is located, are authorized or are obligated by law, executive order or governmental decree to be closed.

Capital Improvements:  Any structural changes required to be made to the Containers so as to comply with applicable governmental or industry standards.

Casualty Loss:  With respect to any Managed Container as of any date of determination, any of the following events or conditions:

(i)                                     total loss or destruction thereof;

(ii)                                  theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Issuer, the Manager or any of its Affiliates;

(iii)                               damage rendering such Managed Container unfit for normal use and, in the judgment of the Issuer or the Manager, beyond repair at reasonable cost; or

(iv)                              any condemnation, seizure, forced sale or other taking of title to or use of such Managed Container.

Casualty Proceeds:  Any payment to, or on behalf of, the Issuer in connection with a Casualty Loss.

CEU: The abbreviation used for cost equivalent unit.

Change of Control:  With respect to the Manager, and without the prior written consent of the Requisite Global Majority, the occurrence of any of the following events:  (A) any “Person or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than TAL International Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the voting stock of the Manager or (B) the Manager consolidates or mergers with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, in any such case, other than any such transaction in which (i) the outstanding voting stock of the Manager is converted into or exchanged for voting stock (other than redeemable capital stock) of the surviving or transferee company or corporation or (ii) TAL International Group owns, directly or indirectly, not less than a majority of the voting stock of the surviving or transferee company or corporation immediately after such transaction.

Chattel Paper:  Any lease or other chattel paper, as such term is defined in the UCC.

Claim:  This term shall have the meaning set forth in Section 14.1 of the Management Agreement.

Class:  All Notes having the same rights to payment under the Indenture and any Supplement.

Closing Date:  March 27, 2008.

Code:  The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Collateral:  This term shall have the meaning set forth in the Granting Clause of the Indenture.

Collection Period:  With respect to the first Payment Date, the period commencing on the Closing Date and ending on the last day of the next succeeding calendar month and, for any subsequent Payment Date, the period from and including the first day of the calendar month immediately preceding the calendar month in which such Payment Date occurs through and including the last day of such calendar month.

Collections:  With respect to any Collection Period, an amount equal to the sum of all payments of Estimated Net Operating Income (including any adjustment payments with respect thereto) received by the Issuer pursuant to the terms of Section 5.1.1 of the Management Agreement actually received by, or on behalf of, the Issuer with respect to the Managed Containers during such Collection Period, and, to the extent not included in the foregoing, all Casualty Proceeds, Sales Proceeds and Warranty Purchase Amounts actually received by the Issuer during such Collection Period. Collections for any Collection Period shall include any of the foregoing amounts which are received in any Collection Period but which are deposited in the Trust Account (within the time required by Section 302 of the Indenture) during the immediately succeeding Collection Period; provided, however, that with respect to any rental or other payments received from a lessee during a particular Collection Period which relate to a future Collection Period, such advance payments shall constitute “Collections” in the future Collection Period to which such amounts relate and shall not constitute “Collections” in the Collection Period in which such amounts are received.

Commercial Tort Claim:  Any commercial tort claim, as such term is defined in the UCC.

Commitment:  This term shall have the meaning given to such term, if applicable, in the related Supplement.

Commitment Fee:  This term shall have the meaning given to such term, if applicable, in the related Supplement.

Competitor:  Any Person engaged and competing with any of the Issuer or the Manager in the container or chassis leasing business; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor unless such Person or any of its Affiliates are directly and actively engaged in the operation of a container or chassis leasing business.  For avoidance of doubt, Fortis Capital Corp. is not considered a Competitor as of the Closing Date.

Concentration Account:  A bank account to which lessees are instructed to make payments in respect of Managed Containers.  As of the Closing Date, the Concentration Account is account number 35537713 at Citibank, N.A.

Concentration Finance Lease:  Any Lease for a container that was purchased directly from the manufacturer and whose initial Lease Agreement provides the lessee the right or option to purchase the Container at the expiration of the Lease and whose initial Lease Agreement satisfies the criteria for classification as a capital lease pursuant to GAAP, including Statement of Financial Account Standards No. 13, as amended.

Concentration Limits:  The following limitations on the types of Containers eligible to be an Eligible Container (which limitations shall be applied on each Transfer Date and shall be calculated so as to give effect to the transfer under consideration), as modified from time to time but only with  prior satisfaction of the Rating Agency Condition (or, if no Series of Notes is then rated, with the consent of the Requisite Global Majority):

(a)           Maximum Concentration of Dry Freight Special Containers.  The sum of the Net Book Values of all Eligible Containers that are Specialized Containers (other than refrigerated Containers) shall not exceed twenty-five percent (25%) of the Aggregate Net Book Value; provided, however, open top containers shall not exceed fifteen percent (15%) of the Aggregate Net Book Value; flat rack containers shall not exceed fifteen percent (15%) of the Aggregate Net Book Value and tank containers shall not exceed five percent (5%) of the Aggregate Net Book Value;

(b)           Maximum Concentration of Refrigerated Containers.  The sum of the Net Book Values of all Eligible Containers that are refrigerated Containers (either 20’, 40’ or 40’ high cube) shall not exceed forty percent (40%) of the Aggregate Net Book Value;

(c)           Maximum Concentration of Concentration Finance Leases.

(i)            The sum of the Net Book Values of all Eligible Containers that are subject to a Concentration Finance Lease shall not exceed ten percent (10%) of the Aggregate Net Book Value;

(ii)           The sum of the Net Book Values of all Eligible Containers then on Lease to any single lessee that are subject to a Concentration Finance Lease shall not exceed five percent (5%) of the Aggregate Net Book Value;

(d)           Maximum Concentration of Non-Monthly Rental Payments.  The sum of the Net Book Values of all Eligible Containers subject to Lease Agreements for which rentals are payable less frequently than monthly shall not exceed five percent (5%) of the Aggregate Net Book Value;

(e)           Maximum Concentration of Non-U.S. Currency Rentals.  The sum of the Net Book Values of all Eligible Containers subject to Lease Agreements for which rentals are payable in a currency other than Dollars and which are not the subject of a Currency Hedge Agreement shall not exceed two percent (2%) of the Aggregate Net Book Value;

(f)            Maximum Concentration of Non-Marine Cargo Users.  The sum of the Net Book Values of all Eligible Containers subject to Lease Agreements under which the lessee is a Person that is not a marine cargo user shall not exceed seven percent (7%) of the Aggregate Net Book Value;

(g)           Maximum Concentration of any Three Lessees.  The sum of the Net Book Values of all Eligible Containers then on lease to any three lessees shall not exceed fifty percent (50%) of the then Aggregate Net Book Value; provided, however, that if two or more lessees shall engage in any transaction (whether through merger, consolidation, stock sale, asset sale or otherwise) pursuant to which a lessee shall become the owner of, or interest holder in, any other lessee’s leasehold interests in one or more Containers and the effect of such transaction is to cause a breach of the foregoing threshold, then the foregoing threshold shall on the effective date of such transaction be increased to an amount equal to the quotient, expressed as a percentage, (x) the numerator of which shall equal the sum of (A) the sum of the Net Book Values of all Managed Containers on lease to such transacting lessees immediately prior to such transaction, and (B) the sum of the Net Book Values of all Managed Containers then on lease to the two other lessees having the most Managed Containers then on lease with the Issuer (measured by Net Book Value) and (y) the denominator of which shall equal the then Aggregate Net Book Value); and provided further that, if the foregoing limitation has been increased above fifty percent (50%) by operation of the above proviso, then any additional Managed Containers subsequently leased to any of such three lessees shall not be considered Eligible Containers until such time as the sum of the Net Book Values of all Managed Containers then on lease to such three lessees does not exceed an amount equal to fifty percent (50%) of the then Aggregate Net Book Value;

(h)           Maximum Concentration for any Single Lessee.  The sum of the Net Book Values of all Eligible Containers then on Lease to any single lessee shall not exceed an amount equal to (A) with respect to any of the lessees set forth in Schedule I to the Indenture, the percentage of the Aggregate Net Book Value set opposite the name of such lessee on such schedule, and (B) with respect to any lessee not covered by clause (A), five percent (5%) of the then Aggregate Net Book Value; provided, however, that if two or more lessees shall engage in any transaction (whether through merger, consolidation, stock sale, asset sale or otherwise) pursuant to which a lessee shall become the owner of, or interest holder in, any other lessee’s leasehold interests in one or more Eligible Containers, the foregoing threshold set forth in clauses (A) and (B) shall on the effective date of such transaction be increased with respect to such acquiring or, in the case of a merger, surviving lessee to equal the greater of (i) the sum of the applicable percentage limitations for the transacting lessees as set forth in clauses (A) and (B) above, and (ii) a quotient, expressed as a percentage, (x) the numerator of which shall equal the sum of the Net Book Values of all Managed Containers on Lease to such transacting lessees immediately prior to such transaction and (y) the denominator of which shall equal the then Aggregate Net Book Value).

Notwithstanding the foregoing, the foregoing Concentration Limits shall not be applicable until the earlier to occur of (i) September 30, 2008 and (ii) the first date on which the Aggregate Net Book Value (determined without regard to compliance with the Concentration Limits) exceeds Fifty Million Dollars ($50,000,000).

Consolidated EBIT to Consolidated Cash Interest Expense Ratio:  This term shall have the meaning given to such term in the Credit Agreement, as in effect on the Closing Date.

Consolidated Funded Debt:  This term shall have the meaning given to such term in the Credit Agreement, as in effect on the Closing Date.

Consolidated Tangible Net Worth: This term shall have the meaning given to such term in the Credit Agreement.

Container:  Any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated refrigeration machine), generator sets, gps devices and Specialized Containers) to which any Person either (i) has good title and that is held for lease or sale or (ii) is lessor under any Finance Lease.

Container Fleet:  At any time, the fleet of Containers owned or managed by TAL.

Container Identification Number:  The unique alpha-numeric reference assigned to a Managed Container which is painted on or affixed to such Managed Container.

Container Management System:  The “TERMS 2000” equipment tracking and billing system used by the Manager and any upgrade of, successor to, or replacement for, such system.

Container Related Agreement:  Any agreement relating to the Managed Containers or agreements relating to the use or management of such Managed Containers whether in existence on the Closing Date or thereafter acquired, including, but not limited to, all Leases, the Management Agreement, the Contribution and Sale Agreement and the Chattel Paper to the extent it arises out of or in any way relates to the Managed Containers now owned or hereafter acquired by the Issuer.

Container Representations and Warranties:  With respect to each Container, the representations and warranties of the Seller as set forth in paragraphs (v) through (hh) inclusive of Section 3.01 of the Contribution and Sale Agreement.

Container Revenues:  For any Collection Period, all amounts paid to and received by the Manager which are attributable to the Managed Containers, including but not limited to (i) per diem rental charges (excluding any prepayments thereof), Ancillary Fees and all charges paid in respect of the Managed Containers pursuant to Lease Agreements (including, without duplication, payments on Finance Leases in respect of Managed Containers) but excluding Excluded Amounts, (ii) amounts received from the manufacturers or sellers of the Managed Containers for breach of sale warranties relating thereto or in settlement of any claims, losses, disputes or proceedings relating to the Managed Containers, (iii) amounts received from any other Person in settlement of any claims, losses, disputes or proceedings relating to the Managed Containers, including insurance proceeds relating thereto, and (iv) any insurance premiums relating to the Managed Containers which have been refunded by the insurer. Notwithstanding the foregoing, Container Revenues shall not include Sales Proceeds or Casualty Proceeds.

Container Transfer Certificate:  A Container Transfer Certificate, substantially in the form of Exhibit B to the Contribution and Sale Agreement, executed and delivered by the Seller and the Issuer in accordance with the terms of the Contribution and Sale Agreement.

Contingent Obligation:  As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

Contracts:  All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Issuer may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, the Contribution and Sale Agreement, any Interest Rate Hedge Agreements, any Currency Hedge Agreements and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

Contribution and Sale Agreement:  The Contribution and Sale Agreement, dated as of March 27, 2008, between the Seller and the Issuer, as such agreement shall be amended, modified or supplemented from time to time in accordance with its terms.

Control Agreement:  This term shall have the meaning set forth in Section 303(b) of the Indenture.

Control Party:  This term shall have the meaning set forth in the Supplement for the related Series.

Conversion Date:  The date of the occurrence of a Conversion Event.

Conversion Events:  With respect to a Series of Warehouse Notes, the occurrence or existence of any of the following events or conditions: (i) the expiration of the stated period of time set forth in the definition of Conversion Date in the related Supplement, unless such period is extended in accordance with the terms of such Supplement, and (ii) the occurrence of an Early Amortization Event under any Series of Notes then Outstanding.

Corporate Trust Office:  The principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office shall initially be located at 60 Livingston Avenue, St. Paul, Minnesota 55107, Mail Code EP-MN-WS3D.

Credit Agreement:  That certain Credit Agreement, dated as of August 15, 2007, as amended, restated, or otherwise modified in accordance with its terms, among TAL International Container Corporation, as borrower, the lenders from time to time party thereto and National City Bank, as administrative agent and collateral agent thereunder.

Credit and Collection Policy:  This term is defined in Section 8.1.11 of the Management Agreement.

Currency Hedge Agreement:  An agreement between the Issuer and the Currency Hedge Counterparty named therein, including any schedules and confirmations prepared and delivered in connection therewith, each in form and substance acceptable to the Requisite Global Majority and for which the Rating Agency Condition has been satisfied, with respect to a Lease for which the related lessee is obligated to make payments denominated in a currency other than Dollars pursuant to which (i) the Issuer will receive payments from, or make payments to, the Currency Hedge Counterparty in such currency and (ii) recourse by the Currency Hedge Counterparty to the Issuer is limited to actual rental payments received under such Lease.

Currency Hedge Counterparty: Any Eligible Currency Hedge Counterparty or any counterparty to a currency hedging instrument permitted to be entered into pursuant to the Indenture.

Data Custodian:  This term shall have the meaning set forth in Section 3.10.3 of the Management Agreement.

Deal Agent:  The deal agent or agents identified, if applicable, in each Supplement.

Default Fee:  The incremental interest specified in the related Supplement payable by the Issuer resulting from the failure of the Issuer to pay in full any amount due under the Indenture on any Series of Notes Outstanding when such amount becomes due.

Default Rate:  The rate of interest specified in the related Supplement applicable to a Note then earning Default Fee, but in no event to exceed two percent (2%) over the interest rate per annum otherwise then applicable to such Note.

Deficiency Amount: With respect to each Series, this term shall have the meaning set forth in the related Supplement.

Definitive Note:  A Note issued in definitive form pursuant to the terms and conditions of Section 202 of the Indenture.

Deposit Accounts:  Any deposit accounts, as such term is defined in the UCC.

Depositary:  The Depository Trust Company until a successor depositary shall have become such pursuant to the applicable provisions of the Indenture and thereafter “Depositary” shall mean or include each Person who is then a Depositary thereunder. For purposes of the Indenture, unless otherwise specified pursuant to Section 202 of the Indenture, any successor Depositary shall, at the time of its designation and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act.

Depositary Participant:  A broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.

Determination Date:  The third Business Day prior to any Payment Date.

Direct Operating Expenses:  All direct expenses and costs, calculated on an accrual basis in accordance with GAAP, incurred in connection with the ownership, use and/or operation of a Managed

Container, including but not limited to: (i) agency costs and expenses; (ii) depot fees, handling, and storage costs and expenses; (iii) survey, maintenance and repair expenses (including the actual or estimated cost of repairs to be made pursuant to a damage protection plan); (iv) repositioning expense; (v) the cost of inspecting, marking and remarking such Managed Container; (vi) third-party fees for bankruptcy recovery; (vii) legal fees incurred in connection with enforcing rights under the leases of such Managed Container or repossessing such Managed Container; (viii) insurance expense; (ix) federal, state, local and foreign taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against such Managed Container, including but not limited to ad valorem, gross receipts and/or other property taxes imposed against such Managed Container or against the revenues generated by such Managed Container (but not including income taxes imposed on the Manager or any of its Affiliates); (x) expenses, liabilities, claims and costs (including without limitation reasonable attorneys fees) incurred by the Issuer or the Manager (on behalf of the Issuer) by any third party arising directly or indirectly (whether wholly or in part) out of the state, condition, operation, use, storage, possession, repair, maintenance or transportation of such Managed Container; (xi) expenses and costs (including legal fees) of pursuing claims against manufacturers or sellers of such Managed Container; and (xii) non-recoverable sales and value-added taxes on such expenses and costs; provided, however, that in no event shall either of the following be considered a Direct Operating Expense: (a) any selling, general and administrative expenses of TAL International Group, the Issuer or any of their Subsidiaries, or (b) the Management Fee.

Disposition Fees:  With respect to any Managed Container that (i) has been sold to a third party, or (ii) is the subject of a Casualty Loss, an amount equal to the product of (x) five percent (5%) and (ii) the Sales Proceeds or Casualty Proceeds, as the case may be, realized thereon.

Documents:  Any documents, as such term is defined in the UCC.

Dollars:  The lawful money of the United States of America. This definition will be equally applicable to the sign $.

Early Amortization Event:  The occurrence of any of the events or conditions set forth in Section 1201 of the Indenture.

Eligible Account:  Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as the senior securities of such depository institution shall have a credit rating from each Rating Agency in one of its generic credit rating categories no lower than Aa2 or AA, as the case may be, or (c) any account held with the Indenture Trustee.

Eligible Assignee: Any of the following: (i) a Noteholder; (ii) an Affiliate of a Noteholder; (iii) any insurance company or commercial banking institution, in each case, that is not a Competitor; and (iv) any other Person (other than a natural person) approved by the Issuer (such approval not to be unreasonably withheld or delayed).

Eligible Container:  Any Managed Container which, individually or when considered with all Managed Containers then owned by the Issuer that are included in the Asset Base, as the case may be, shall comply with each of the following requirements:

(i)            No Liens. The Issuer either (A) has good and marketable title to such Managed Container, free and clear of all Liens other than (x) Permitted Encumbrances and (y) a manufacturer’s or vendor’s lien for the unpaid purchase price of such Managed Container so long as such unpaid purchase price is paid within two Business Days following the later of the acquisition of such Managed Container by the Issuer or the inclusion of such Managed Container in the Asset Base; or (B) is the lessor of such Managed Container under a Finance Lease for which the filing specified in Section 2.03(a)(iii) of the Contribution and Sale Agreement has been made and the Issuer has good title to such Finance Lease free and clear of all Liens other than Permitted Encumbrances; and

(ii)           Specifications. Such Managed Container substantially conforms to the standard specifications used by the Manager from time to time for that category of Managed Container and to any applicable standards promulgated by the International Organization for Standardization; and

(iii)          Container Representations and Warranties. Such Managed Container complies with the Container Representations and Warranties; and

(iv)          Casualty Losses. Such Container shall not have suffered a Casualty Loss; and

(v)           Concentration Limits. Such Container, when considered with all other Eligible Containers owned by the Issuer, satisfies the Concentration Limits; and

(vi)          Rights of Lessor Are Assignable.  The rights of the lessor under a Lease Agreement to which a Managed Container is subject (including the right to receive payments from end users) are assignable; and

(vii)         Marketable Title.  The Seller shall have had good and marketable title to such Managed Container other than (x) Permitted Encumbrances, (y) a manufacturer’s or vendor’s lien for the unpaid purchase price of such Managed Container so long as such unpaid purchase price is paid within two Business Days following the later of the acquisition of such Managed Container by the Issuer or the inclusion of such Managed Container in the Asset Base or (z) a Managed Container that is subject to a Finance Lease under which the Seller is the lessor and the Issuer has good title to such Finance Lease free and clear of all Liens other than Permitted Encumbrances; and

(viii)        Transfer of Title.  The Seller and the Issuer shall have taken all necessary actions to transfer title to such Managed Container (other than if such Managed Container is subject to a Finance Lease for which the Issuer is the lessor) and all related Leases from the Seller to the Issuer; and

(ix)           No Violation.  The contribution and conveyance of such Managed Container does not violate any agreement of the Seller; and

(x)            General Terms.  The Lease for such Managed Container shall contain terms that are not substantially different than the terms typically included in a Lease for a Container in the Container Fleet, it being understood that, as a matter of normal business practice, some lessees of Containers in the Container Fleet may negotiate Leases that include terms that are more favorable than terms in other leases; and

(xi)           Adverse Selection.  Such Managed Container was not subject to any adverse selection procedures other than as contemplated by the Transaction Documents by either the Seller or the Manager, whichever may be applicable, in choosing Containers to be transferred to the Issuer.

Eligible Currency Hedge Counterparty:  Any of the following:

(A) any bank which has both (x) a long-term unsecured debt rating of at least “A” or better from S&P (so long as any Outstanding Notes are rated by S&P) and “A2” or better from Moody’s (so long as any Outstanding Notes are rated by Moody’s) and (y) a short-term unsecured debt rating of “A-1” or better from S&P (so long as any Outstanding Notes are rated by S&P) and “P-1” or better from Moody’s (so long as any Outstanding Notes are rated by Moody’s); or

(B) any bank or other financial institution (i) which is otherwise acceptable to the Requisite Global Majority and each Series Enhancer which is a Control Party and (ii) for which the Rating Agency Condition has been satisfied.

Eligible Hedge Counterparty:  Any Eligible Interest Rate Hedge Counterparty or Eligible Currency Hedge Counterparty, as applicable.

Eligible Institution:  Any one or more of the following institutions: (i) the corporate trust department of the Indenture Trustee; provided the Indenture Trustee maintains a long-term unsecured senior debt rating of at least “A” or better from S&P or “A2” or better from Moody’s, or (ii) a depositary institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) which has both (x) a long-term unsecured senior debt rating of not less than AA by S&P and Aa2 by Moody’s, and (y) a short-term unsecured senior debt rating rated in the highest rating category by each Rating Agency and (b) whose deposits are insured by the Federal Deposit Insurance Corporation.

Eligible Interest Rate Hedge Counterparty:  Any of the following:

(A) any bank which has both (x) a long-term unsecured debt rating of at least “A” or better from S&P (so long as any Outstanding Notes are rated by S&P) and “A2” or better from Moody’s (so long as any Outstanding Notes are rated by Moody’s) and (y) a short-term unsecured debt rating of “A-1” or better from S&P (so long as any Outstanding Notes are rated by S&P) and “P-1” or better from Moody’s (so long as any Outstanding Notes are rated by Moody’s); or

(B) any bank or other financial institution (i) which is otherwise acceptable to the Requisite Global Majority and each Series Enhancer which is a Control Party and (ii) for which the Rating Agency Condition has been satisfied.

Eligible Investments:  One or more of the following:

(i)            direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(ii)           demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime 1” by Moody’s;

(iii)          commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime 1” by Moody’s;

(iv)          bankers’ acceptances issued by any depository institution or trust company referred to in clause (ii) above;

(v)           repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (x) a depository institution or trust company (acting as principal) described in clause (ii) or (y) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime 1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s; and

(vi)          money market mutual funds registered under the Investment Company Act of 1940, as amended (including funds for which an Affiliate of the Indenture Trustee is acting as investment advisor), having a rating, at the time of such investment, from each of the Rating Agencies in the highest investment category granted thereby.

Enhancement Agreement:  With respect to any Series of Notes, any agreement, instrument or document governing the terms of any Series Enhancement or pursuant to which any Series Enhancement is issued for the benefit of such Series of Notes.

Entitlement Order:  This term shall have the meaning set forth in the UCC.

Equipment:  This term shall have the meaning set forth in the UCC.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate:  With respect to any Person, any other Person with respect to which it is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) or (c) of the Code.

Estimated Net Operating Income:  This term shall have the meaning set forth in Section 5.1.1 of the Management Agreement.

Eurodollar Reserve Percentage:  As of any date of determination, the reserve percentage applicable on such day under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for any Noteholder or Liquidity Bank (or any of its participants) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board, as in effect from time to time) and having a term equal to the Interest Accrual Period.

Event of Default:  This term has the meaning set forth in Section 801 of the Indenture.

Excess Deposit:  This term has the meaning set forth in Section 5.1.1 of the Management Agreement.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Excluded Amounts:  Any payments received from the lessee under a Lease in connection with any taxes, fees or other charges imposed by any Governmental Authority, or indemnity payments for the benefit of the originator of such Lease in its individual capacity made pursuant to such Lease.

Existing Commitment:  With respect to any Series, either or both of the following: (A) before the Conversion Date for any Series of Warehouse Notes, with respect to each Series of Notes Outstanding the aggregate Initial Commitment with respect to such Series of Notes, consisting of one or more classes, expressed as a dollar amount, as set forth in the related Supplement and subject to reduction from time to time in accordance with the related Supplement, and/or (B) after the Conversion Date for any Series of Warehouse Notes, with respect to each Series of Notes Outstanding the then unpaid principal balance of the Notes of such Series.  For the avoidance of doubt, the Existing Commitment for any Series of Notes that does not provide for additional fundings by the Noteholders after its Issuance Date shall at all times equal its then unpaid principal balance.

Expected Final Maturity Date:  If applicable to any Series, the date on which the principal balance of the Outstanding Notes of such Series is expected to be paid in full. The Expected Final Maturity Date for a Series shall be set forth in the related Supplement.

FASB 133:  Statement of Financial Accounting Standards No. 133 — “Accounting for Derivative Instruments and Hedging Activities” issued by the Financial Accounting Standards Board.

Fair Market Value: With respect to any asset (including a Container), shall mean the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, which amount shall be determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer of the Issuer, the Manager or the Seller.

Federal Reserve Bank:  One of the twelve regional banks operated by the Federal Reserve System established by the Federal Reserve Act of 1913 to regulate the U. S. monetary and banking system.

Federal Reserve Board:  The Board of Governors of the Federal Reserve System or any successor thereto.

Finance Lease:  Any Lease for a container that is classified as a “financing lease” pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.

Funding Notice:  With respect to each Series of Notes, this term, if applicable, shall have the meaning given to such term in the Note Purchase Agreement for such Series of Notes.

Financial Assets:  This term shall have the meaning set forth in the UCC.

General Intangibles:  Any “general intangibles”, as such term is defined in the UCC.

Generally Accepted Accounting Principles or GAAP:  Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question.

Global Notes:  Collectively, the Rule 144A Global Notes, the Temporary Regulation S Global Notes and the Permanent Regulation S Global Notes.

Governmental Authority:  Any of the following:  (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal to whose jurisdiction that Person has consented.

Grant:  To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and perfect a security interest in and right of set-off against, deposit, set over and confirm.

Hedge Agreement:  Any Interest Rate Hedge Agreement or Currency Hedge Agreement, as applicable.

Hedge Counterparty:  Any Interest Rate Hedge Counterparty or Currency Hedge Counterparty, as applicable.

Hedging Requirement:  This term shall have the meaning set forth in Section 628 of the Indenture.

Holder:  This term shall have the same meaning as Noteholder.

Incentive Arrangements. Any (a) earn-out agreements, (b) stock appreciation rights, (c) “phantom” stock plans, (d) employment agreements, (e) non-competition agreements and (f) incentive and bonus plans entered into by the Issuer for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses.

Increased Costs:  Any fee, expense or increased cost actually charged to or incurred by an Indemnified Party for which such Indemnified Party is entitled to compensation pursuant to the provisions of the related Supplement.

Indebtedness:  With respect to any Person without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all capitalized lease obligations of such Person, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).

Indemnified Party:  This term shall have the meaning set forth, if applicable, in the related Supplement.

Indemnity Amounts:  Indemnity payments to the Holders of the Notes (or their related creditor liquidity providers), or any Series Enhancer or any Interest Rate Hedge Counterparty or any Currency Hedge Counterparty for increased costs, funding costs, breakage costs, taxes, other taxes, expenses or other indemnity payment, including, without limitation, the amounts payable pursuant to the provisions of the related Supplement.

Indenture:  The Indenture, dated as of March 27, 2008, between the Issuer and the Indenture Trustee, as amended, modified or supplemented from time to time in accordance with its terms.

Indenture Trustee:  The Person performing the duties of the Indenture Trustee under the Indenture, initially, U.S. Bank National Association and any successors and assigns thereof.

Indenture Trustee’s Fees:  This term shall have the meaning set forth in Section 905 of the Indenture.

Independent:  A natural person who at the date of his appointment as a manager, director or officer possesses the following qualifications: (a) has prior experience as an independent director or manager for a corporation or a limited liability company, the corporate instruments of which require the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of proceedings against it or could file a petition seeking relief under any applicable bankruptcy or insolvency law; and (b) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided always that such individual at the date of such individual’s appointment as such manager, director or officer, or at any time in the preceding five years, or during such person’s tenure shall not be:  (i) an employee, director, shareholder, manager, partner or officer of TAL or an affiliate thereof (other than such person’s service as an independent director or manager of TAL or an affiliate thereof); (ii) a customer or supplier of TAL or an affiliate thereof; (iii) a beneficial owner at the time of such individual’s appointment as an independent manager, or at any time thereafter while serving as an independent manager, of more than 2% of the voting securities of TAL or an affiliate thereof; (iv) affiliated with a significant customer, supplier or creditor of TAL or an affiliate thereof; (v) a party to any significant personal service contracts with TAL or an affiliate thereof; or (f) a member of the immediate family of a person described in (i) or (ii) above.

Independent Accountants:  Ernst & Young LLP or other independent certified public accountants of internationally recognized standing selected by the Issuer and acceptable to the Administrative Agent and the Requisite Global Majority.

Independent Director:  A director or manager of the Issuer who is Independent.

Initial Commitment:  This term shall have the meaning given to such term, if applicable, in the related Supplement.

Insolvency Law:  The Bankruptcy Code or similar applicable law in any other applicable jurisdiction.

Insolvency Proceeding:  Any Proceeding under any applicable Insolvency Law.

Instruments:  Any instrument, as such term is defined in the UCC, including, without limitation, all notes, certificated securities, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Insurance Agreement:  This term shall have the meaning given to such term, if applicable, in the related Supplement.

Intercreditor Agreement:  That certain Intercreditor Agreement, dated as of April 12, 2006, as amended, modified or supplemented from time to time in accordance with its terms, among TAL International Container Corporation, TAL Advantage I LLC, U.S. Bank National Association, Fortis Capital Corp. and various other parties from time to time party thereto.

Interest Accrual Period:  With respect to each Payment Date, the period commencing on and including the immediately preceding Payment Date (or in the case of the initial Payment Date with respect to a Series, commencing on and including the Issuance Date for such Series) and ending on and including the day before the current Payment Date.

Interest Rate Hedge Agreement:  An ISDA interest rate swap or cap agreement, collar or other hedging instrument between the Issuer and the Interest Rate Hedge Counterparty named therein, each in form and substance reasonably acceptable to the Requisite Global Majority, that complies with the guidelines set forth in Section 628 of the Indenture and pursuant to which (i) the Issuer will receive payments from, or make payments to, the Interest Rate Hedge Counterparty based on LIBOR and (ii) recourse by the Interest Rate Hedge Counterparty to the Issuer is limited to distributions of Available Distribution Amount in accordance with the priority of payments set forth in Section 302 and Section 806 of the Indenture, as applicable.

Interest Rate Hedge Counterparty:  Any Eligible Interest Rate Hedge Counterparty or any counterparty to a cap, collar or other hedging instrument permitted to be entered into pursuant to the Indenture.

Inventory:  Any inventory, as such term is defined in the UCC.

Investment:  When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property; provided, however, that the term “Investment” shall not include (i) any prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business, (ii) receivables owing to the Issuer, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary trade terms of the Issuer, or (iii) any investments (including debt obligations) received by the Issuer in connection with the bankruptcy or reorganization of lessees, suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, lessees, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business.

Investment Letter:  A letter substantially in the form of Exhibit B to the Indenture.

Investment Property:  This term shall have the meaning set forth in the UCC.

ISDA:  International Swaps and Derivatives Association, Inc., and any successor thereto.

Issuance Date:  With respect to any Series, the date on which the Notes of such Series are to be originally issued in accordance with the Indenture and the related Supplement.

Issuer:  TAL Advantage II LLC, a limited liability company organized under the laws of Delaware, and its permitted successors and assigns.

Issuer Cash Interest Expense:  With respect to the Issuer for any period, an amount equal to the difference of (1) the Issuer Interest Expense for such period minus (2) to the extent included in clause (1), (i) amortization or write off of debt issuance or deferred financing costs, (ii) any non-cash interest expense related to any interest expense that has not been paid in cash, and (iii) any incremental non-cash interest expense incurred as the result of an accounting change that occurs after the Closing Date, plus (3) without duplication of amounts included in clause (1), cash interest payments made in such period that were deducted from Issuer Cash Interest Expense in a prior period.

Issuer EBIT.  For any period, means the sum of Issuer Net Income, plus the following, without duplication, to the extent deducted in calculating such Issuer Net Income:

(1)           all income tax expense in respect of any net income generated by the Issuer;

(2)           Issuer Interest Expense;

(3)           depreciation and amortization charges of the Issuer relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;

(4)           all other non-cash charges of the Issuer (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Closing Date that was previously added in a prior period to calculate Issuer EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;

(5)           any non-capitalized costs incurred in connection with financings, the acquisition of Containers or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness);

(6)           all non-cash expenses attributable to Incentive Arrangements;

(7)           to the extent that any portion of the Management Fee payable during such period was accrued and not paid during such period, the aggregate amount of expenses attributable to all payments or accruals of Management Fee during such period; and

(8)           any indemnity payments made (regardless of to whom such payments are made) pursuant to Section 302(c)(I)(14), 302(c)(II)(14), 806(12) or 806(13) of the Indenture;

in each case, for such period and as determined in accordance with GAAP.

Issuer EBIT to Issuer Cash Interest Expense Ratio:  As of the last day of the fiscal quarter preceding such date of determination, commencing with the fiscal quarter ending September 30, 2008, the ratio of (a) the aggregate amount of Issuer EBIT for the period of the most recent four consecutive fiscal quarters of the Issuer ending on or prior to the date of such determination, to (b) Issuer Cash Interest

Expense for such four fiscal quarters; provided, however, that for each Determination Date occurring prior to the Determination Date occurring in March 2009, such ratio shall be calculated based on the number of fiscal quarters that have elapsed since March 31, 2008.

Issuer Expenses:  For any Collection Period, direct out-of-pocket expenses that are necessary or advisable, in the opinion of the managers of the Issuer, to maintain the corporate existence of the Issuer, including: administration expenses; accounting and audit expenses of the Issuer; premiums for liability, casualty, fidelity, directors’ and officers’ and other insurance; legal fees and expenses; other professional fees; franchise taxes and other similar taxes (but excluding income taxes); and surveillance and other fees assessed by the Rating Agencies.

Issuer Interest Expense: With respect to the Issuer for any period, the aggregate of the interest expense of the Issuer for such period, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) net cash costs under all Hedge Agreements; and (c) amortization of fees under all Hedge Agreements.

Issuer Net Income:  For any period, the aggregate net income (or loss) of the Issuer for such period, determined in accordance with GAAP; provided, however, that there shall not be included in such Issuer Net Income:

(1)           any gain (or loss) realized upon the sale or other disposition of assets (other than Containers) of the Issuer (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business;

(2)           extraordinary gains or losses, as determined in accordance with GAAP;

(3)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(4)           the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;

(5)           any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges) incurred in connection with acquisitions of Containers; and

(6)           Systems/Organizational Establishment Expenses;

in each case, for such period.

Last Lessee Damage Payment:  The last payments received from a lessee in respect of damages to or repair of a Managed Container that is designated for sale.

Lease or Lease Agreement:  Each and every item of Chattel Paper, installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container is subject from time to time and including any Lease entered into from time to time by TAL pursuant to which TAL leases one or more Containers from its Container Fleet. The term Lease includes (a) all payments to be made by the lessee thereunder, (b) all rights of the lessor thereunder, (c) any and all amendments, renewals or extensions thereof and (d) guaranties, or other credit support or Supporting Obligation provided by, or on behalf of, the lessee with respect thereof.

Legal Final Maturity Date: With respect to any Series, this term shall have the meaning set forth in the related Supplement.

Letter-of-Credit Rights:  This term shall have the meaning set forth in the UCC.

Leverage Ratio: For any Person, on a consolidated basis, as of a date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Tangible Net Worth.

LIBOR:  An interest rate per annum equal to the average per annum rate of interest determined by the Indenture Trustee (and notified to each of the Issuer, the Manager and the Administrative Agent) on the basis of the offered rates for deposits in dollars for an amount equal to the requested advance of funds and for a term equal to the applicable Interest Accrual Period, and commencing on the first day of such Interest Accrual Period, appearing on the Reuters Screen LIBOR 01 Page) as of 11:00 A.M. (London time) on the Business Day which is the LIBOR Determination Date. If the Reuters Screen LIBOR 01 Page is available, then LIBOR shall be the rate determined by the Administrative Agent (such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) as of two Business Days prior to the date of such determination as the rate at which deposits in immediately available funds in U.S. dollars are being, have been, or would be offered or quoted by the Administrative Agent to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 A.M. (New York City time) on the Business Day which is the second Business Day immediately preceding the date of such determination for delivery for a term equal to such Interest Accrual Period.

LIBOR Determination Date:  The date that is two Business Days prior to the first day of any Interest Accrual Period.

Lien:  Any security interest, lien, charge, pledge, equity or encumbrance of any kind.

Liquidity Bank:  This term shall have the meaning set forth in the related Supplement.

List of Containers:  A printed list of the Containers transferred by the Seller to the Issuer and hereby certified by an Authorized Signatory, which includes a true and complete list of all Containers to be conveyed on any Transfer Date. The List of Containers will include the following information for each such Container: (i) its Container Identification Numbers and (ii) the type of Container. Supplements to the List of Containers will be attached to the Container Transfer Certificate and will contain only unit Container Identification Numbers for each Container.

Majority of Holders:  With respect to a Series means, unless otherwise provided in the Supplement related to such Series, (i) if such Series includes only one Class of Notes, Holders of such Class evidencing more than fifty percent (50%) of the then outstanding principal balance of such Series of Notes; or (ii) if such Series includes multiple Classes, the Persons specified in such Supplement.

Managed Containers:  All Containers owned by the Issuer at any time.

Management Agreement:  The Management Agreement, dated as of March 27, 2008 entered into by and between TAL and the Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Management Fee:  For any Payment Date, an amount equal to the sum of (i) the product of (x) ten percent (10%) and (y) the Net Operating Income for the preceding Collection Period (other than Container Revenues on Finance Leases), (ii) the product of (x) five percent (5%) and (y) Container

Revenues on Finance Leases for the preceding Collection Period and (iii) the sum of all Disposition Fees for the preceding Collection Period.

Management Fee Arrearage:  For any Payment Date, an amount equal to all unpaid Management Fees from all prior Collection Periods.

Manager:  The Person performing the duties of the Manager under the Management Agreement; initially, TAL including its Affiliates listed on Exhibit B of the Management Agreement.

Manager Advance:  This term shall have the meaning set forth in Section 4.2 of the Management Agreement.

Manager Default:  The occurrence of any of the events or conditions set forth in Section 9.1 of the Management Agreement.

Manager Report:  This term is defined in Section 4.1.2 of the Management Agreement.

Manager Termination Notice:  This term is defined in Section 9.2 of the Management Agreement.

Managing Officer:  Any representative of the Manager involved in, or responsible for, the management of the day-to-day operations of the Issuer and the administration and servicing of the Containers and the other Collateral whose name appears on a list of managing officers furnished to the Issuer, each Series Enhancer, if any, and the Indenture Trustee by the Manager, as such list may from time to time be amended.

Material Adverse Change:  Any set of circumstances or events which (a) pertains to the Issuer, the Seller or the Manager and has any material adverse effect whatsoever upon the validity or enforceability of any Transaction Document or the security for any of the related Notes or the ability of the Indenture Trustee or any Series Enhancer (if such Series Enhancer is then the Control Party for a Series of Outstanding Notes or shall have made an unreimbursed payment on its Enhancement Agreement) to enforce any of its legal rights or remedies pursuant to the Transaction Documents or (b) materially impairs the ability of either the Issuer, the Seller or the Manager to fulfill its obligations under the Transaction Documents.

Minimum Principal Payment Amount:  Except as set forth in an applicable Supplement for any Series of Outstanding Notes for any Payment Date, the excess, if any, of (x) the then aggregate unpaid principal balance of such Series over (y) the Minimum Targeted Principal Balance for such Series for such Payment Date.

Minimum Targeted Principal Balance:  This term shall have the meaning set forth, if applicable, in the related Supplement.

Moody’s:  Moody’s Investors Service, Inc., and any successor thereto.

Net Book Value:  As of any date of determination, with respect to any Managed Container that is not subject to a Finance Lease, the Original Equipment Cost less accumulated depreciation based on (i) straight-line depreciation over twelve (12) years with a remaining residual value per the schedule set forth on Exhibit D to the Indenture or (ii) any other depreciation method used by the Manager which is more conservative (i.e., which provides for greater annual depreciation or a lower remaining residual value), and with respect to any Eligible Container subject to a Finance Lease, one hundred percent (100%) of the net book value of such Finance Lease, as determined in accordance with GAAP.

Net Operating Income:  For any Collection Period, an amount equal to the excess (if any) of (i) the Container Revenues actually received during such Collection Period, over (ii) the Direct Operating Expenses accrued during such Collection Period.

Note Owners:  With respect to a Global Note, the Person who is the owner of such Global Note, as reflected on the books of (i) the Depositary (a direct participant) or (ii) a Person maintaining an account with the Depositary (an indirect participant).

Note Purchase Agreement:  Any underwriting agreement or other purchase agreement for the Notes of any Class or Series as each such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Note Register:  This term shall have the meaning set forth in Section 205 of the Indenture.

Note Registrar:  This term shall have the meaning set forth in Section 205 of the Indenture.

Noteholder:  The Person in whose name a Note is registered in the Note Register.

Notes:  Any one of the promissory notes or other securities executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Supplement.

Officer’s Certificate:  A certificate signed by a duly authorized officer of the Person who is required to sign such certificate.

Opinion of Counsel:  A written opinion of counsel, who, unless otherwise specified, may be counsel employed by the Issuer, the Seller or the Manager, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. The counsel rendering such opinion may rely (i) as to factual matters on a certificate of a Person whose duties relate to the matters being certified, and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.

Original Equipment Cost:  With respect to any Container, an amount equal to the sum of (i) the greater of (A) the vendor’s or manufacturer’s invoice price of such Container and (B) with respect to those Containers owned by TAL, TOL and TOCC immediately prior to the Closing Date that were acquired by TAL, TOL, or TOCC prior to November 4, 2004 through an asset purchase or other acquisition, the purchase price allocated to a Container by TAL, TOL, or TOCC, as applicable in the acquisition of such Container, plus (ii) reasonable and customary inspection, transport and initial positioning costs necessary to put such Container in service not to exceed three percent (3%) of the amount described in clause (i) above, plus (iii) the cost of any Capital Improvements made to such Container, by, or on behalf of, the Issuer which expenditures are capitalized in accordance with GAAP, provided however, that the aggregate amount of Capital Improvements that may be included in the calculation of the Aggregate Net Book Value as of any date of determination may not exceed an amount equal to five percent (5%) of the Aggregate Net Book Value, plus (iv) reasonable acquisition fees and other fees not to exceed two and one half percent (2.5%) of the amount described in clause (i) above.

Outstanding:  When used with reference to the Notes and as of any particular date, any Note theretofore or thereupon being authenticated and delivered except:

(i)            any Note cancelled by the Indenture Trustee or proven to the satisfaction of the Indenture Trustee to have been duly cancelled by the Issuer at or before said date;

(ii)           any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Indenture Trustee (whether upon or prior to maturity or the redemption date of such Note);

(iii)          any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and

(iv)          for purposes of determining which Notes are entitled to vote with respect to a particular matter, any Note held by the Issuer, the Seller or any Affiliate of either the Issuer or the Seller;

provided, however, that notwithstanding the foregoing, any Note on which any portion of principal or interest has been paid by any Series Enhancer pursuant to any Enhancement Agreement shall be considered to be Outstanding until such Series Enhancer has been reimbursed in full therefor in accordance with the terms of the related Insurance Agreement.

Outstanding Obligations:  As of any date of determination an amount equal to the sum of (i) the then outstanding principal balance of, and accrued interest payable on, all notes issued under the Indenture or any supplement thereto or any note purchase agreement, (ii) all other amounts owing to holders of Outstanding notes or to any person under the Indenture or any supplement thereof, including without limitation any amounts owed by the Issuer to any Series Enhancer, (iii) amounts owing by the Issuer under any Interest Rate Hedge Agreement, (iv) amounts owing by the Issuer under any Currency Hedge Agreement and (v) any other amounts owing to any Series Enhancer under any Transaction Document.

Owner:  This term has the same meaning as Issuer.

Ownership Interests:  An ownership interest in a Global Note.

Payment Date:  The 20th day of each month (or, if such 20th day is not a Business Day, the next succeeding Business Day), commencing on April 21, 2008.

Permanent Regulation S Global Notes:  The permanent book-entry notes in fully registered form without coupons that are exchangeable for Temporary Regulation S Global Notes after the expiration of the 40-day distribution compliance period and which will be registered with the Depositary.

Permitted Business: The marine container leasing business and any business that is the same as or similar, reasonably related, complementary, ancillary or incidental to the marine container leasing business, including, but not limited to, the leasing of chassis.  The container logistics business, the container purchase and resale business, and the static storage business, all as currently engaged in by TAL International Group, TAL or their respective Subsidiaries on the Closing Date are also deemed to be a Permitted Business.  For the avoidance of doubt, all activities contemplated by the Transaction Documents shall be deemed to be a “Permitted Business” hereunder.

Permitted Encumbrance:  Any of the following:

(i)            Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(ii)           Liens in respect of property or assets of the Issuer or any of its Subsidiaries imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, depot operators’, transporters’, warehousemens’, mechanics’, landlord’s, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(iii)          Liens created pursuant to the terms of the Indenture and the other Transaction Documents;

(iv)          Liens arising from judgments, decrees or attachments in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);

(v)           licenses, sublicenses, leases or subleases (including Leases) granted by, or on behalf of, the Issuer to third Persons in the ordinary course of business;

(vi)          Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Issuer as lessor in the ordinary course of business;

(vii)         Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties not past due in connection with the importation of goods;

(viii)        Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and

(ix)           Liens of any lessee under any Finance Lease;

provided, however, that any proceedings of the type described in clauses (i), (iv) or (vii) above would not reasonably be expected to subject any Series Enhancer, the Indenture Trustee, any Eligible Hedge Counterparty or the Noteholders to any civil or criminal penalty or liability or involve any risk of loss, sale or forfeiture of any portion of the Collateral that would result in an Asset Base Deficiency.

Permitted Payment Date Withdrawals:  For any Payment Date, one of the following:

(1)           for any Payment Date other than the Legal Final Maturity Date, the aggregate amount of the interest and any arrearages thereof payable on such Payment Date; or

(2)           for (i) the Legal Final Maturity Date or (ii) any date on which an Event of Default has occurred and is then continuing and any Outstanding Notes have been accelerated in accordance with the provisions of the Indenture, an amount equal to the sum of (x) the aggregate amount of the interest and arrearages thereof payable on such Payment Date and (y) the then Aggregate Note Principal Balance.

Person:  An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a Governmental Authority.

Plan:  An “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA which is subject to Title IV of ERISA.

Predecessor Container:  This term shall have the meaning set forth in Section 3.04 of the Contribution and Sale Agreement.

Premium:  The fee or premium payable to any Series Enhancer for guaranteeing the Notes of any Series, as such amount is set forth in the Enhancement Agreement.

Prepayment:  Any mandatory or optional prepayment of principal of the Notes prior to the Expected Final Maturity Date of such Series of Notes made in accordance with the terms of the Indenture.

Prime Rate:  The rate announced by Citibank, N.A., from time to time, as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not necessarily the lowest rate of interest charged by Citibank, N.A. in connection with extensions of credit to debtors.

Principal Terms:  With respect to any Series, (i) the name or designation of such Series; (ii) the initial principal amount of the Notes to be issued for such Series (or method for calculating such amount); (iii) the interest rate to be paid with respect to each Class of Notes for such Series (or method for the determination thereof); (iv) the Payment Date and the date or dates from which interest shall accrue and on which principal is scheduled to be paid; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts; (vi) the terms of any form of Series Enhancement with respect thereto; (vii) the Expected Final Maturity Date (if any) and the Legal Final Maturity Date for the Series; (viii) the number of Classes of Notes of the Series and, if the Series consists of more than one Class, the rights and priorities of each such Class; (ix) the priority of such Series with respect to any other Series; (x) the Control Party with respect to such Series and the Rating Agencies, if any, for such Series; (xi) those items constituting Priority Payments; (xii) the designation of such Series as either a Term Note or a Warehouse Note; and (xiii) any other terms of such Series.

Priority Payments:  For each Series of Notes then Outstanding on any Payment Date, all amounts to be paid from the related Series Account on such Payment Date which represent payments of (i) interest (but not Default Fees or any other interest expressly excluded pursuant to the terms of the Supplement for such Series) on such Series of Notes, (ii) commitment fees payable to the Holders of such Series of Notes and (iii) if any of the amounts set forth in clauses (i) or (ii) are paid by a Series Enhancer, then any reimbursement obligations of the Issuer to such Series Enhancer in respect of such payments, including interest thereon, shall be a Priority Payment for such Series and paid to such Series Enhancer to the extent that such payment would not cause a shortfall in other Priority Payments for the Noteholders of such Series.

Proceeding:  Any suit in equity, action at law, or other judicial or administrative proceeding.

Proceeds:  “Proceeds”, as such term is defined in the UCC.

Prospective Owner:  This term shall have the meaning set forth in Section 205(j) of the Indenture.

Rating Agency or Rating Agencies:  With respect to any outstanding Series or Class, each statistical rating agency (if any) selected by the Issuer with the approval of any Series Enhancer for such Series to rate such Series or Class and that has an outstanding rating with respect to such Series or Class. Each such Rating Agency shall be identified in the related Supplement.

Rating Agency Condition:  With respect to any action to be taken or proposed to be taken, each Rating Agency having notified the Issuer, or the Manager, in writing that such action will not result in a reduction or withdrawal of its then-current rating of any Series of Notes then Outstanding including any underlying rating in respect of such Series of Notes issued to a Series Enhancer without giving effect to the related Series Enhancement.

Receivables Threshold:  As of any date of determination, means the lesser of (i) $5.5 million and (ii) 0.55% of the Aggregate Net Book Value as of such date of determination.

Record Date:  With respect to any Payment Date, unless otherwise specified in a Supplement, the last Business Day of the Interest Accrual Period ending on the day preceding such Payment Date.

Regulation S Global Notes: Collectively, the Permanent Regulation S Global Notes and the Temporary Regulation S Global Notes.

Reimbursement Amount:  All amounts owed by the Issuer to a Series Enhancer under the related Enhancement Agreement and the other Transaction Documents.

Related Assets:  With respect to any Transferred Container, all of the following:  (i) all Casualty Proceeds, Sales Proceeds and Container Revenues accrued as of the related Transfer Date, (ii) all right, title and interest in and to, but none of the obligations under, any agreement with the manufacturer of such Container or any third party with respect to such Container, and all amendments, additions and supplements made with respect to such Container, (iii) all right, title and interest in and to any Lease Agreement to which such Container is subject (to the extent, but only to the extent) that Lease Agreement relates to such Container), including, without limitation, the Seller’s interest under all amendments, additions and supplements thereto, (iv) all other security interests or liens and property subject thereto from time to time purporting to secure payment of a Lease Agreement (to the extent, but only to the extent, attributable to such Container), (v) all letters of credit, guarantees, Supporting Obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Lease Agreement (to the extent, but only to the extent, attributable to such Container), (vi) any insurance proceeds received with respect to such Container, (vii) all books and records relating to such Container, (viii) all payments, proceeds and income of the foregoing or related thereto; (ix) any agreement with the manufacturer of such Container, and all amendments, additions and supplements made with respect to such Container, to the extent, but only to the extent, relating to such Container; and (x) all rights under UCC financing statements or documents of similar import evidencing a security interest in favor of the Seller with respect to such Container (including any such financing statement filed pursuant to Section 2.03(a)(iii) of the Contribution and Sale Agreement).

Required Deposit Rating:  With regard to an institution, the short-term unsecured senior debt rating of such institution is in the highest category by each Rating Agency, or if no Series is rated, by each of S&P and Moody’s.

Requisite Global Majority:  As of any date of determination, the determination of whether a Requisite Global Majority exists with respect to a particular course of action shall be determined in accordance with Section 503 of the Indenture.

Responsible Officer:  When used with respect to the Indenture Trustee, any officer assigned to the Corporate Trust Office (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of the Indenture.

Restricted Cash Account:  This term shall have the meaning set forth in Section 306 of the Indenture.

Restricted Cash Amount:  As of any Payment Date, the amount required to be deposited or maintained in the Restricted Cash Account, which shall be equal to (A) prior to the Restricted Cash Effective Date, zero; or (B) at all other times on and following the Restricted Cash Effective Date, the product of (a) five (5), (b) one-twelfth (1/12), (c) the weighted average (based on unpaid principal balance) of the annual rates of interest payable by the Issuer on all Notes then Outstanding (or, to the extent that an Interest Rate Hedge Agreement is in effect with respect to all, or a portion of, such principal balances, the interest rate payable by the Issuer on such Interest Rate Hedge Agreement) and (d) the then Aggregate Note Principal Balance calculated after giving effect to all principal payments actually paid on such date.

Restricted Cash Effective Date:  The earlier to occur of either (x) the date the Series 2008-1 Notes cease to be the only Series of Notes Outstanding, and (y) the date on which any Rating Agency issues a rating with respect to the Series 2008-1 Notes.

Rule 144A:  Rule 144A under the Securities Act, as such rule may be amended from time to time.

Rule 144A Global Notes: The permanent book-entry notes in fully registered form without coupons that represent the Notes sold in reliance on Rule 144A and which will be registered with the Depositary.

S&P:  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Sale:  This term shall have the meaning set forth in Section 816 of the Indenture.

Sales Proceeds:  With respect to any Managed Container that (i) has been sold to a third party, or (ii) is the subject of a Casualty Loss, an amount equal to the excess of (a) the gross proceeds of the sale or other disposition (including any Last Lessee Damage Payment) of a Managed Container or Casualty Proceeds, if any, received by the Manager in respect of a Managed Container, over (b) commissions, administrative fees, handling charges, taxes, reserves or other similar amounts paid, or to be paid, to Persons other than the Manager in connection with the sale or other disposition as determined in the sole discretion of the Manager; provided, however, that to the extent that any such commission, administrative fees, handling charges or other similar amount is to be paid to an Affiliate of the Manager, the amount of such fee or other charge shall not exceed the amount that would have otherwise been payable to an independent third party in an arms-length transaction.

Scheduled Principal Payment Amount: Except as set forth in an applicable Supplement, for any Payment Date for any Series, the excess, if any, of (x) the then unpaid principal balance of such Series of Outstanding Notes (after giving effect to any payment of the Minimum Principal Payment Amount for such Series on such Payment Date) over (y) the Scheduled Targeted Principal Balance for such Series for such Payment Date.

Scheduled Targeted Principal Balance: This term shall have the meaning set forth, if applicable, in the related Supplement.

Securities Act:  The Securities Act of 1933, as amended from time to time.

Security Entitlements:  This term shall have the meaning set forth in the UCC.

Securities Intermediary:  The Person then acting as “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC) for any of the Trust Account, the Restricted Cash Account, the Temporary Loss Account and any Series Accounts; initially, U. S. Bank National Association.

Seller:  TAL, and its successors and permitted assigns.

Series:  Any series of Notes established pursuant to a Supplement.

Series Account:  Any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders and any related Series Enhancer of any Series or Class, if any, as specified in the related Supplement.

Series 2008-1 Supplement:  The Series 2008-1 Supplement, dated March 27, 2008, issued pursuant to, and incorporating the terms of, the Indenture.

Series Enhancement:  The rights and benefits provided to the Noteholders of any Series or Class pursuant to any letter of credit, surety bond, financial guaranty, insurance policy, insurance agreement or other similar arrangement.  Neither the Guaranty (as defined in the Series 2008-1 Supplement) nor the subordination of any Class to another Class shall be deemed to be Series Enhancement.

Series Enhancer:  A Person then providing any Series Enhancement.

Series Issuance Date:  With respect to any Series, the date on which the Notes of such Series are to be originally issued in accordance with Section 1006 of the Indenture and the related Supplement.

Servicing Standard:  This term shall have the meaning set forth in Section 3.1 of the Management Agreement.

Specialized Containers:  All refrigerated containers, tank containers, special purposes containers, open top containers, flat rack containers, bulk containers, high cube containers (other than 40’ high cube dry containers), cellular palletwide containers and all other types of containers other than standard dry cargo containers.

State:  Any state of the United States of America and, in addition, the District of Columbia.

Subject Note:  This term shall have the meaning set forth in Section 205(l) of the Indenture.

Subservicer: This term shall have the meaning set forth in Section 2.2 of the Management Agreement.

Subservicing Agreement: This term shall have the meaning set forth in Section 2.2 of the Management Agreement.

Subsidiary:  A subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

Substitute Container:  This term is defined in Section 3.04 of the Contribution and Sale Agreement.

Supplement:  Any supplement to the Indenture executed in accordance with Article X of the Indenture.

Supplemental Principal Payment:  This term shall have the meaning set forth in Section 702(a) of the Indenture.

Supplemental Principal Payment Amount:  On any Payment Date, the excess, if any, of (i) the Aggregate Note Principal Balance (calculated after giving effect to any payment of the Minimum Principal Payment Amount and the Scheduled Principal Payment Amount for all Series of Notes then Outstanding on such Payment Date), over (ii) the Asset Base on such Payment Date.

Supporting Obligation:  This term shall have the meaning set forth in the UCC.

Systems/Organizational Establishment Expenses. The aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer in establishing, implementing, integrating or replacing financial, information technology and other similar systems of the Issuer.

TAL:  TAL International Container Corporation, a Delaware corporation.

TAL International Group:  TAL International Group, Inc., a Delaware corporation.

TOCC:  Trans Ocean Container Corporation, a corporation organized under the laws of the State of Delaware, and its successors and permitted assigns.

TOL:  Trans Ocean Ltd., a corporation organized under the laws of the State of Delaware, and its successors and permitted assigns.

Tape:  This term shall have the meaning set forth in Section 3.10.3 of the Management Agreement.

Taxes:  This term shall have the meaning set forth in the related Supplement.

Temporary Regulation S Global Notes: The temporary book-entry notes in fully registered form without coupons that represent the Notes sold in offshore transactions within the meaning of and in compliance with Regulation S under the Securities Act and which will be registered with the Depositary.

Term:  This term shall have the meaning set forth in Section 6.1.1 of the Management Agreement.

Term Note:  Any Note that pays principal and interest on each Payment Date from and after its date of issuance.

Transaction Documents:  Any and all of the Indenture, each Supplement, each Enhancement Agreement, each Insurance Agreement, the Notes, the Management Agreement, the Contribution and Sale Agreement, each Note Purchase Agreement, the Administration Agreement, the Interest Rate Hedge Agreements (upon execution thereof), the Currency Hedge Agreements (upon execution thereof), all other transaction documents and any and all other agreements, documents and instruments executed and delivered by or on behalf of support of Issuer with respect to the issuance and sale of the Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

Transfer Date:  The date on which a Container is contributed or sold by the Seller to the Issuer pursuant to the terms of the Contribution and Sale Agreement.

Transferee:  This term shall have the meaning set forth in Section 205(1) of the Indenture.

Transferred Assets:  Transferred Containers and Related Assets collectively.

Transferred Container:  A Container transferred by the Seller to the Issuer.

Transferred Note:  This term shall have the meaning set forth in Section 205(1) of the Indenture.

Trust Account:  The account or accounts established pursuant to Section 302 of the Indenture.

UCC:  The Uniform Commercial Code as in effect in the State of New York.  In the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Indenture Trustee’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

UNIDROIT Convention:  Any convention promulgated by the International Institute for the Unification of Private Law specifically dealing with interests in shipping containers.

Warehouse Notes:  Any Series of the Notes which contain (or the related Supplement for which contains or the related Note Purchase Agreement for which contains) provisions whereby (x) the Issuer may request additional fundings from the related Noteholders from time to time and (y) the unpaid principal balances of such Notes are not scheduled to amortize for some specified period of time.  If the Conversion Date of a Series of Warehouse Notes has occurred, such Series shall no longer be considered an Outstanding Series of Warehouse Notes but shall instead be considered an Outstanding Series of Term Notes.

Warranty Purchase Amount:  With respect to any Managed Container, an amount equal to the excess of (i) the Net Book Value of such Managed Container on the date which the Issuer acquired such Container from the Seller pursuant to the Contribution and Sale Agreement, less (ii) the aggregate amount of Net Operating Income received by the Issuer with respect to such Managed Container since the date on which the Issuer acquired such Managed Container.

Weighted Average Age:  For any date of determination, an amount that shall be determined to the following equation:

WAA =	(Un x AAn x EUn)
(Un x EUn)

where:

WAA	=	Weighted Average Age
N	=	Type of unit (which shall be determined by reference to the list below)
Un	=	Number of Managed Container units of type n

AAn	=	Average age in years of Managed Container units of type n (as determined from the date of the initial sale of such Managed Container units by the manufacturer thereof)
EUn	=	“EU Factor” for Managed Container units of type n (which shall be determined by reference to the chart below)

For the purpose of the foregoing equation, the variable “n” shall be one of the following unit types:  (i) 20DC; (ii) 40DC; (iii) 40HC; (iv) 45MC; (v) 20RF; (vi) 40HR; (vii) 40RF; (viii) GENS; (ix) 20FR; (x) 40FR; (xi) 20OT; and (xii) 40OT.

The foregoing equation is intended to calculate the Weighted Average Age of the Managed Containers. The calculation considers the year of manufacture for each unit, and by type of unit.  In addition, the calculation treats each unit type by their EU Factor, as determined by the EU chart listed below.

For the purpose of the foregoing equation, the variable “EUn” with respect to a particular unit type “n” shall be equal to the value set forth in the chart below under the heading “EU Factor” opposite the appropriate unit type “n”:

Unit Type	EU Factor
20DC	1.00
40DC	1.60
40HC	1.68
45MC	2.02
20RF	8.00
40HR	10.00
40RF	10.00
GENS	5.00
20FR	1.90
40FR	3.00
20OT	1.30
40OT	2.20